AMENDMENT 3 TO SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Under Rule 14a-12

Neonode Inc.
(Name of Registrant as Specified In Its Charter)

Not applicable
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.001 per share, of the Registrant (the “Common Stock”).

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: N/A
(2)	Form, Schedule or Registration Statement No.: N/A
(3)	Filing Party: N/A
(4)	Date Filed: N/A

Neonode Inc.

March [●], 2009

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of Neonode Inc. (the “Company”) to be held on March 31, 2009 at the offices of our Swedish subsidiary, AB Cypressen nr 9683, located at Linnegatan 89, Stockholm, Sweden, 11523. The meeting will begin promptly at 9:00 a.m. local time.

At this Special Meeting, you will be asked to consider and vote upon a number of important matters that relate to our recently completed refinancing (the “December 2008 Refinancing”).

The items of business to be considered at the special meeting are listed in the following Notice of Special Meeting and are more fully addressed in the Proxy Statement included with this letter.  The items you will be asked to approve at the special meeting are as follows:

(i)
an amendment to the Company's certificate of incorporation to increase the number of authorized shares from 77,000,000 to 700,000,000 and to increase the number of authorized shares of common stock from 75,000,000 to 698,000,000;

(ii)
an amendment to the Company’s Certificate of Incorporation to increase the conversion rate of the Series A Preferred Stock such that each share of Series A Preferred Stock, which is currently convertible into 1 share of common stock, shall be convertible into 480.63 shares of common stock; and

(iii)
an amendment to the Company’s Certificate of Incorporation to increase the conversion rate of the Series B Preferred Stock such that each share of Series B Preferred Stock, which is currently convertible into 1 share of common stock, shall be convertible into 132.07 shares of common stock

As discussed in the Proxy Statement, the failure of stockholders to approve the aforementioned proposals could adversely affect the goals of the December 2008 Refinancing, and could make future financings more difficult and complicated.

The Company’s Board of Directors believes that a favorable vote for the matters described in the attached Notice of Special Meeting and Proxy Statement is in the best interest of the Company and its stockholders and recommends a vote “For” such matters.  Accordingly, we urge you to review the accompanying material carefully and to return the enclosed proxy promptly.

Whether or not you plan to attend the special meeting in person, it is important that your shares be represented and voted at the meeting.  Please date, sign, and return your proxy card promptly in the enclosed envelope to ensure that your shares will be represented and voted at the special meeting, even if you cannot attend.  If you attend the special meeting and are the stockholder of record, you may vote your shares in person even though you have previously signed and returned your proxy.

On behalf of your Board of Directors, thank you for your investment in and continued support of Neonode Inc.

Sincerely,

/s/ Per Bystedt
Per Bystedt
Chief Executive Officer

NEONODE INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On March 31, 2009

To the Stockholders of Neonode Inc.:

You are cordially invited to attend the Special Meeting of Stockholders of Neonode Inc, a Delaware corporation (the “Company”).  The special meeting will be held at the offices of our Swedish subsidiary, AB Cypressen nr 9683, located at Linnegatan 89, Stockholm, Sweden, 11523.  The meeting will begin promptly at 9:00 a.m. local time.  At the meeting, stockholders will be asked:

(1)
To approve an amendment to our Certificate of Incorporation (a) to increase the number of authorized shares from 77,000,000 to 700,000,000, (b) to increase the number of authorized shares of common stock from 75,000,000 to 698,000,000, and (c) to incorporate the changes effected by our previously filed certificates of designations of our preferred stock;

(2)
To approve an amendment to our Certificate of Incorporation to increase the conversion rate of the Series A Preferred Stock such that each share of Series A Preferred Stock, which is currently convertible into 1 share of common stock, shall be convertible into 480.63 shares of common stock; and

(3)
To approve an amendment to our Certificate of Incorporation to increase the conversion rate of the Series B Preferred Stock such that each share of Series B Preferred Stock, which is currently convertible into 1 share of common stock, shall be convertible into 132.07 shares of common stock

(4)	To transact such other business as may properly come before the special meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the special meeting is February 6, 2009.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

/s/ David Brunton
David Brunton
Chief Financial Officer and Secretary

Lafayette, California
March [__], 2009

Whether or not you expect to attend the Special Meeting, please complete, sign, and date the enclosed proxy and return it promptly in the enclosed envelope, which does not require any postage if mailed in the United States, to ensure your representation at the Special Meeting.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder to vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting
to Be Held on March 31, 2009:
The Proxy Statement is available at www.neonode.com.

NEONODE INC.

PROXY STATEMENT

Except as otherwise specifically noted, “Neonode,” the “Company,” “we,” “our,” “us” and similar words in this proxy statement refer to Neonode Inc., formerly known as SBE, Inc., and its subsidiaries.

FORWARD-LOOKING STATEMENTS

The information in this proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical in nature, including statements about beliefs and expectations, are forward-looking statements.  Words such as “may,” “will,” “should,” “estimates,” “predicts,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying such statements.  Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties.  You are cautioned that these forward-looking statements reflect management’s estimates only as of the date hereof, and we assume no obligation to update these statements, even if new information becomes available or other events occur in the future.  Actual future results, events and trends may differ materially from those expressed in or implied by such statements depending on a variety of factors, including, but not limited to those set forth in our filings with the Securities and Exchange Commission (the SEC).

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any reports, proxy statements or other information that we file at the SEC’s public reference room at 100 F Street N.E., Room 1580, Washington D.C., 20549.  You can also request copies of these documents by writing to the SEC and paying a fee for the copying costs.  Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room.  Our public filings with the SEC are also available on the web site maintained by the SEC at http://www.sec.gov.

NEONODE INC.
651 Byrdee Way Lafayette, California 94549

PROXY STATEMENT
FOR THE SPECIAL MEETING OF STOCKHOLDERS
To Be Held On March 31, 2009

The Special Meeting of Stockholders of Neonode Inc. will be held on March 31, 2009, at the offices of our Swedish subsidiary, AB Cypressen nr 9683, located at Linnegatan 89, Stockholm, Sweden, 11523, beginning promptly at 9:00 a.m., local time. The enclosed proxy is solicited by our Board of Directors.  It is anticipated that this proxy statement and the accompanying proxy card will be first mailed to holders of our outstanding common and preferred stock on or about March [●], 2009.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card because you own shares of our common stock or preferred stock.  This proxy statement describes the issues on which we would like you, as a stockholder, to vote.  It also gives you information on these issues so that you can make an informed decision.

Who can vote at the special meeting?

Only stockholders of record at the close of business on February 6, 2009 will be entitled to vote at the special meeting.  On this record date, there were 37,009,589 shares of common stock outstanding and entitled to vote, 874,079.96 shares of Series A Preferred Stock outstanding and entitled to vote, and 92,795.23 shares of Series B Preferred Stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on February 6, 2009 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on February 6, 2009 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the special meeting.  As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.  You are also invited to attend the special meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What is being voted on?

You are being asked to vote on the following four proposals:

Proposal 1 — To approve an amendment of our amended and restated Certificate of Incorporation (a) to increase the number of authorized shares from 77,000,000 to 700,000,000, (b) to increase in the number of authorized shares of common stock from 75,000,000 to 698,000,000, and (c) to incorporate the changes effected by our previously filed certificates of designations of our preferred stock;

Proposal 2 — To approve an amendment of our amended and restated Certificate of Incorporation to increase the conversion rate of the Series A Preferred Stock such that each share of Series A Preferred Stock, which is currently convertible into 1 share of common stock, shall be convertible into 480.63 shares of common stock;

Proposal 3 — To approve an amendment of our amended and restated Certificate of Incorporation to increase the conversion rate of the Series B Preferred Stock such that each share of Series B Preferred Stock, which is currently convertible into 1 share of common stock, shall be convertible into 132.07 shares of common stock.

How do I vote?

For each of the matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the special meeting or vote by proxy using the enclosed proxy card.  To vote using the proxy card, simply complete, sign, and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person if you have already voted by proxy.  If you would like to vote in person, come to the special meeting and we will give you a ballot when you arrive.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us.  Simply complete and mail the proxy card to ensure that your vote is counted.  To vote in person at the special meeting, you must obtain a valid proxy from your broker, bank, or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock and/or preferred stock you own as of February 6, 2009.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Against” votes, abstentions, and broker non-votes.  Abstentions and broker non-votes will have the same effect as votes “Against” for all Proposals.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares.  If you do not give instructions to your broker, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

To be approved, all Proposals must receive a “For” vote from the holders of a majority of the outstanding stock entitled to vote thereon.  In addition, the votes in favor of Proposal 1 must include a majority of the outstanding shares of common stock.  If you do not vote or abstain from voting on any of these proposals, it will have the same effect as an “Against” vote.  Broker non-votes will have the same effect as “Against” votes for all Proposals.  If those present do not vote, or abstain from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares are represented in person or by proxy at the special meeting.  On the record date, there were 37,009,589 shares of the Company's common stock outstanding and entitled to vote, 874,079.96 shares of the Company’s Series A Preferred Stock outstanding and entitled to vote, and 92,795.23 shares of the Company’s Series B Preferred Stock outstanding and entitled to vote, for total of 37,976,464.19 shares of stock outstanding and entitled to vote.  Thus, at least 18,989,733 shares must be represented in person or by proxy at the special meeting in order to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, a majority of the votes present at the special meeting may adjourn the special meeting to another date.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be treated as broker non-votes and will have the same effect as “Against” votes.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these mailed proxy materials, our Directors and employees may also solicit proxies in person, by telephone or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, it means that your shares are registered in more than one name or are registered in different accounts.  Please complete, sign, and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy card with a later date;

•	You may send a written notice that you are revoking your proxy to our Chief Financial Officer at 651 Byrdee Way, Lafayette, California 94549; or

•	You may attend the special meeting and vote in person. However, simply attending the special meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

Does the Board of Directors recommend approval of the proposals at the special meeting?

Yes.  After careful consideration, our Board of Directors recommends that our stockholders vote "For" each of the proposals.

Who can help answer my questions about the proposals?

If you have additional questions about these proposals, you should contact David Brunton, our Chief Financial Officer, at (925) 229-2125.

How can I find out the results of the voting at the special meeting?

Preliminary voting results may be announced at the special meeting.  Final voting results will be published in our quarterly report on Form 10-Q for the quarter in which the special meeting occurs.

SUMMARY OF INFORMATION RELATED TO THE PROPOSALS

The section, together with the previous question and answer section, provides background information related to the proposals discussed in this proxy statement and to be voted on at the special meeting.  The proposals to be voted on are described in greater detail elsewhere in this proxy statement.  This section may not contain all of the information that is important to you.  To understand the proposals fully, and for a more complete description of the terms of each proposal, you should carefully read this entire proxy statement and the attached exhibit in their entirety.

Business Overview

We develop user interface touch screen solutions that enable people to interact more easily and intuitively with a wide variety of mobile computing, communications, entertainment and other electronic devices. We currently target the market for digital lifestyle products, including portable digital music and video players, digital cameras, mobile phones and other select electronic device markets with our customized touch screen user interface solutions. The cornerstone of our technology is our innovative optical infrared touch screen solutions. We believe that keyboards and keypads with moving parts will become obsolete and that our touch screen solutions will be at the forefront of a new wave of finger based input technologies that will enable the user to interact and operate everything from small mobile devices to large industrial applications using a combination of touches, swipes and hand gestures.

For a description of our financial condition, please see our 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2008, and our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 19, 2008, which are incorporated herein by reference.

Background of the December 2008 Refinancing

Prior to the December 2008 Refinancing, our capital structure included several types of convertible notes, promissory notes, and warrants that had been issued by us in 2007 and 2008 as part of, or as a consequence of, prior financing rounds.  The following is a brief description of these issuances and the resulting impact on our capital structure:

August 2007 Financing.

●
On August 8, 2007, we made an offering of convertible notes (the “August Bridge Notes”) pursuant to a Note Purchase Agreement, dated as of July 31, 2007, which agreement was subsequently amended on August 1, 2007, September 26, 2007 and March 24, 2008.  We originally received $3,250,000 from the August 2007 offering.  The August Bridge Notes originally matured on December 31, 2007; however the maturity was extended to December 31, 2008. The August Bridge Notes, due December 31, 2008, bore 8% per annum interest and were convertible into purchase units that were made up of a combination of shares of our common stock, convertible debt and warrants.

●
On September 26, 2007, the August Bridge Note holders that had not converted their debt were given three year warrants to purchase up to 219,074 shares (1st Extension Warrants) of our common stock at a price of $3.92 per share in exchange for an agreement to extend the term of their notes from the original date of December 31, 2007 until June 30, 2008.

●
On May 21, 2008, the August Bridge Note holders that had not converted their debt were given additional three year warrants (2nd Extension Warrants) to purchase up to 510,294 shares of our common stock at a price of $1.45 per share in exchange for an agreement to extend the term of their notes from June 30, 2008 until December 31, 2008.

September 2007 Financing.

●
On September 26, 2007, we sold $5.7 million of securities in a private placement, comprised of (i) $2.9 million of three-year promissory notes bearing the higher of LIBOR plus 3% or 8% interest per annum, convertible into shares of our common stock at a conversion price of $3.50 per share, (ii) 952,499 shares of our common stock, and (iii) 5 year warrants to purchase 1,326,837 shares of our common stock at a price of $3.92 per share, which was subsequently reduced to $1.27 per share pursuant to certain anti-dilution provisions.

●
In addition, on September 26, 2007, certain holders of the August Bridge Notes converted an aggregate of $454,900 of debt and accrued interest into units offered in the September 26, 2007 financing. The holders of the August Bridge Notes who converted their notes received (i) $227,450 three-year promissory notes bearing the higher of LIBOR plus 3% or 8% interest per annum, convertible into shares of our common stock at a conversion price of $3.50 per share, (ii) 75,817 shares of our common stock, and (iii) 5-year warrants to purchase 105,612 shares of our common stock at a price of $3.92 per share.

 May 2008 Financing.

●
On May 21, 2008, we completed a $5.1 million financing, with net cash proceeds to us of $4.1 million, primarily to prior security holders, Directors, affiliates of management and institutional investors.  We issued 4,004,793 shares of our common stock and two new common stock purchase warrants, with an exercise price of $1.45, for each outstanding warrant exercised.   A total of 8,009,586 new common stock purchase warrants were issued to investors who surrendered or purchased shares under the warrant exchange offer.  We also extended the maturity date of $2.85 million of convertible debt that was due on June 30, 2008 until December 31, 2008 by issuing to the note holders 510,293 common stock purchase warrants, with an exercise price of $1.45.

In sum, immediately prior to the December 2008 Refinancing, there were 27 note holders holding convertible notes and promissory notes in the aggregate amount of $6,341,611, and 129 warrant holders holding warrants for the issuance of up to 14,365,434 shares of common stock.

Reasons for and Description of December 2008 Refinancing

In December 2008, our Board of Directors approved a number of measures designed to raise new working capital, refinance the Company and retain key employees to enable it to continue the development and marketing of its touch screen technologies.  In addition, the approved measures were designed to enable the Company to satisfy the maintenance requirements for continued listing on the NASDAQ Stock Market.   Specifically, on December 27, 2008, our Board of Directors approved our entry into refinancing and stock subscription agreements (together, the “Refinancing Agreements”) relating to the unregistered sale of up to an aggregate amount of 1,007,931 shares of our Series A Preferred Stock and Series B Preferred Stock, par value $0.001 per share.

Series A and Series B Preferred Stock

The rights, preferences, privileges, and restrictions of the Series A Preferred Stock and of the Series B Preferred Stock are as described in the Certificate of Designations filed by us with the Delaware Secretary of State on December 30, 2008.  Out of the Company’s 2 million shares of blank check preferred stock, the Certificate of Designations designated 899,081 shares as Series A Preferred Stock and 100,934 shares as Series B Preferred Stock.  On January 13, 2009, we filed with the Delaware Secretary of State a Certificate of Increase of Designation which increased the amount of designated Series B Preferred Stock from 100,934 to 102,690.  On January 29, 2009, we filed with the Delaware Secretary of State a second Certificate of Increase of Designation which increased the amount of designated Series B Preferred Stock from 102,690 to 108,850.

The Certificate of Designations provides as follows:

●           Dividends and Distributions.

Series A Preferred Stock:
The holders of shares of Series A Preferred Stock are entitled to participate with the holders of the Company’s common stock with respect to any dividends declared on the common stock in proportion to the number of shares of common stock issuable upon conversion of the shares of Series A Preferred Stock held by them.

Series B Preferred Stock:
The holders of shares of Series B Preferred Stock are entitled to participate with the holders of the Company’s common stock with respect to any dividends declared on the common stock in proportion to the number of shares of common stock issuable upon conversion of the shares of Series B Preferred Stock held by them

●           Liquidation Preference.

Series A Preferred Stock:
In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, subject to the rights of any other series of Preferred Stock to be established by the Board of Directors (the “Senior Preferred Stock”), the holders of Series A Preferred Stock shall be entitled to receive, after any distribution to the holders of Senior Preferred Stock and prior to and in preference to any distribution to the holders of common stock, $0.001 for each share of Series A Preferred Stock then outstanding.

Series B Preferred Stock:
In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, subject to the rights of the Series A Preferred Stock and any other series of Preferred Stock to be established by the Board of Directors (collectively, the “Senior Preferred Stock”), the holders of Series B Preferred Stock shall be entitled to receive, after any distribution to the holders of Senior Preferred Stock and prior to and in preference to any distribution to the holders of common stock, $0.001 for each share of Series B Preferred Stock then outstanding.

●           Voting.

The holders of shares of Series A Preferred Stock and Series B Preferred shall have one vote for each share of Series A Preferred Stock and Series B Preferred Stock held by them.

●           Conversion.

Initially, each share of Preferred A Stock and each share of Preferred B Stock is convertible into one share of our common stock.  Any modification to the conversion rate requires shareholder approval.

Refinancing Agreements

On December 29, 2008, we commenced entering into Note Conversion Agreements with the holders of convertible notes and promissory notes of the Company in the aggregate amount of up to $6,341,611, for the issuance of up to 250,000 shares of Series A Preferred Stock in exchange for the surrender of the notes by the note holders.  We determined that, based on the capitalization of the Company, the value of the notes held by the note holders entitled the note holders to shares representing approximately twenty-five percent of the Company.  However, since we did not have a sufficient number of unissued shares of common stock to convert all of the outstanding notes into shares of common stock as well as enter into the other Refinancing Agreements, we decided to exchange the existing notes for shares of Series A Preferred Stock at a ratio such that assuming an increase in the Company’s authorized share capital and an increase in the conversion rate, the note holders would own in the aggregate an amount of shares equal to approximately 25% of the Company after completion of our refinancing and capital raising activities.  Nevertheless, pursuant to the Note Conversion Agreements, we did not guarantee that either the Company’s authorized share capital would be increased or that the conversion rate would be increased.  As of February 6, 2009, we have entered into Note Conversion Agreements with 24 out of 27 note holders for the surrender of notes in the aggregate amount of $6,195,805 in consideration for the issuance of 233,225.96 shares of Series A Preferred Stock.  Upon the surrender of these notes, the underlying debt in the aggregate amount of $6,195,805 was retired.

On December 29, 2008, we commenced entering into Warrant Conversion Agreements with the holders of warrants for the purchase of shares, notes and/or additional warrants of the Company for the issuance of up to 108,850 shares of Series B Preferred Stock in exchange for the surrender of the warrants by the warrant holders.  If all of the existing warrants were to have been converted into shares of common stock of the Company, the Company would have had to issue 14,365,434 shares of common stock.  Since we did not have a sufficient number of unissued shares of common stock to convert all of the outstanding warrants into shares of common stock as well as enter into the other Refinancing Agreements, we decided to exchange the existing warrants for shares of Series B Preferred Stock at a ratio such that assuming an increase in the Company’s authorized share capital and an increase in the conversion rate, the warrant holders would own in the aggregate 14,365,434 shares of common stock after completion of our refinancing and capital raising activities.  Nevertheless, pursuant to the Warrant Conversion Agreements, we did not guarantee that either the Company’s authorized share capital would be increased or that the conversion rate would be increased.  As of February 6, 2009, we have entered into Warrant Conversion Agreements with 92 out of 129 warrant holders in return for the issuance of 92,795.23 shares of Series B Preferred Stock.

On December 30, 2008, we commenced entering into Subscription Agreements with certain subscribers (the “Subscribers”), for the  issuance of up to 150,000 shares of Series A Preferred Stock to the Subscribers, at a price equal to $10 per share, for an aggregate purchase price of up to $1,500,000.  As of February 6, 2009, we have entered into Subscription Agreements with twelve investors for an investment in the Company of $1,417,856 in exchange for the issuance of 141,786 shares of Series A Preferred Stock.

Retention of Key Employees

On December 30, 2008, we entered into a Share Exchange Agreement with AB Cypressen nr 9683 , a Swedish engineering company which is doing business as Neonode Technology AB (“Neonode Tech”), and the stockholders of Neonode Tech :  Iwojima Sarl, Wirelesstoys AB, and Athemis Ltd. (the “Neonode Tech  Stockholders”), pursuant to which we agreed to acquire all of the issued and outstanding shares of Neonode Tech  in exchange for the issuance of 495,000 shares of Series A Preferred Stock to the Neonode Tech  Stockholders.  Neonode Tech  was formed on December 29, 2008 following the bankruptcy filing on December 9, 2008 of Neonode AB, a wholly-owned subsidiary of the Company, and is comprised principally of engineers formerly employed by Neonode AB.  Based on Swedish tax considerations, we determined that it would be more efficient to form a new company which would be acquired by Neonode rather than to re-hire each of the former employees of Neonode AB on an individual basis.  Furthermore, we determined that based on the importance to the Company of retaining the technology and business expertise of the beneficial owners of the Neonode Tech Stockholders and of ensuring our ability to continue to develop our technology, in exchange for complete ownership of Neonode Tech, we were prepared to issue to the Neonode Tech Stockholders shares representing approximately 49.5% of the Company.  However, since we did not have a sufficient number of unissued shares of common stock to issue shares of common stock representing 49.5% of the Company as well as enter into the other Refinancing Agreements, we decided that in exchange for all of the shares of Neonode Tech we would issue shares of Series A Preferred Stock at a ratio such that assuming an increase in the Company’s authorized share capital and an increase in the conversion rate, the Neonode Tech Stockholders would own in the aggregate an amount of shares equal to approximately 49.5% of the Company after completion of our refinancing and capital raising activities.  Nevertheless, pursuant to the Share Exchange Agreement, we did not guarantee that either the Company’s authorized share capital would be increased or that the conversion rate would be increased.

The beneficial owners of the Neonode Tech Stockholders who acquired the Series A Preferred Stock all signed employment agreements with Neonode Tech whereby they agreed to remain employees of NewCo for a period of 18 months.  In addition, each of the beneficial owners of the Neonode Tech Stockholders signed a repurchase agreement with the Company granting the Company a lapsing repurchase right to purchase the Series A Preferred Stock held by such Neonode Tech Stockholder in the event the beneficial owner’s employment with Neonode Tech is terminated other than for cause prior to the expiration of 18 months from December 29, 2008.  Each month, 1/18 of the Series A Preferred Shares held by the Neonode Tech Stockholders is released from the lapsing repurchase right.  Pursuant to the terms of the Share Exchange Agreement, upon the closing of the transaction Neonode Tech became a wholly-owned subsidiary of the Company.

In addition, as part of the December 2008 Refinancing, we issued 4,068 shares of Series A Preferred Stock to Ellis International LP as full consideration for certain brokerage services supplied by Ellis International LP to the Company.

Pursuant to the terms of the Refinancing Agreements and the Certificate of Designations, any modification of the conversion rate for the conversion of the shares of preferred stock into shares of common stock is subject to stockholder approval.  In addition, at the time the Refinancing Agreements were entered into, we were listed on the NASDAQ Stock Market and subject to the NASDAQ rules.  In accordance with the NASDAQ rules, stockholder approval is a prerequisite to any increase in the conversion rate and subsequent issuance of common stock securities at a price below the book value or market value of the common stock, where the amount of stock being issued is equal to 20% or more of the issuer’s common stock outstanding before such issuance.  Thus, the Company undertook that no shares of the preferred stock issued in these transactions would be converted into common stock, other than on a one-to-one basis, until the required stockholder approval is obtained.

Pursuant to the Refinancing Agreements, we undertook to solicit each stockholder’s affirmative vote at a stockholder meeting to approve resolutions (i) increasing the authorized share capital of the Company so as to authorize a sufficient amount of authorized share capital to enable the issuance of shares of common stock upon conversion of the preferred stock issued pursuant to the Refinancing Agreements, and (ii) increasing the conversion rate of our Series A Preferred Stock such that each share of Series A Preferred Stock shall be convertible into 480.63 shares of common stock and the conversion rate of our Series B Preferred Stock such that each share of Series B Preferred Stock shall be convertible into 132.07 shares of common stock.

The forms of the Note Conversion Agreement, Warrant Conversion Agreement, Subscription Agreement and the Share Exchange Agreement, as well as the December 30, 2008 Certificate of Designations for the Series A Preferred Stock and the Series B Preferred Stock, were filed as exhibits to the Company’s Form 8-K filed on December 31, 2008, and are incorporated herein by reference.

Information about AB Cypressen nr 9683 d/b/a/ Neonode Technologies AB

Description of Business

AB Cypressen nr 9683 was incorporated in Sweden on December 29, 2008 and does business as Neonode Technology.  The mailing address of Neonode Tech’s principal executive offices is Linnegatan 89, 11523 Stockholm, Sweden, and its telephone number is +46 7 09558443.  At the time of Neonode’s acquisition of Neonode Tech, Neonode Tech had no operations and was in essence a shell company.  Neonode Tech has nine employees, all of whom had been employees of Neonode AB who lost their jobs as a consequence of the bankruptcy of Neonode AB.  Neonode intends to have Neonode Tech serve as Neonode’s research and development subsidiary to develop hand held optical touch screen solutions based on Neonode’s proprietary technology.

Neonode’s technology design goal is to deliver a user experience that is cheaper, faster, easier and more enjoyable than other touch screen solutions. To achieve that goal, we plan to have Neonode Tech implement our technology roadmap and develop products that will enhance the experience between the user and device by creating the following:

●         Durable, precise and fast touch screen technology;
●         Fast, fun and easy user interface;
●         Multi-touch finger applications for dragging and dropping
●         Simplified user interaction with complex devices

We believe that for both professionals and consumers the hand held mobile device is positioned to become the center of an evolving digital lifestyle by integrating with and enhancing the utility of advanced digital devices such as phone, voice and text mail, digital music, digital video and still cameras, television, personal digital assistants, web browsing and other digital devices, into a single mobile handheld computing and communication device. The attributes of the mobile device that enable this functionality include a high-quality user interface, easy access to relatively inexpensive data storage, the ability to run complex applications, and the ability to connect easily to a wide variety of other digital devices and to the Internet. We intend, through Neonode Tech, to provide the functionality and ease of integration with mobile devices, along with a uniquely differentiated touch screen user interface, that will position us to offer innovative integrated digital lifestyle solutions.

Our business model focuses on the licensing of our touch screen solutions to other companies who develop lifestyle oriented mobile devices. We plan to supply standard and custom designed touch screen user interface solutions to our original equipment manufacturer (OEM) customers directly and through their contract manufacturers, who will license our solutions and pay us directly for them.  Our overall strategy for Neonode Tech is to have Neonode Tech develop these innovative touch screen hardware and software solutions based on our proprietary technology

We believe that our innovative and intuitive touch screen user interfaces can be engineered to accommodate many diverse platforms, and that our expertise in simplified user interaction can be utilized to improve the features and functionality of our solutions. Our extensive arrays of technology include software, mechanical and electrical designs, and pattern recognition and touch sensing technologies. We plan to have Neonode Tech develop optical infrared touch screen interface technologies that will enrich the user’s experience in interacting with the user’s mobile computing, communications and entertainment devices.

Board Consideration and Approval

Neonode’s Board structured the December 2008 Refinancing as it did due to a combination of factors.  First, Neonode was in financial difficulties and needed a quick infusion of cash.  Second, Neonode’s subsidiary, Neonode AB, had declared bankruptcy and Neonode had to act quickly to ensure that the key employees of Neonode AB continued to work for Neonode.  Third, NASDAQ imposed a deadline of December 29, 2008 by which date Neonode had to satisfy NASDAQ’s continued listing standards, including a minimum stockholders’ equity of $2,500,000.  Neonode’s Board determined that the most efficient way to address all of the pressing concerns in a timely manner was to enter into the December 2008 Refinancing transactions before the end of 2008.  The Board determined that the consideration to be paid to the Neonode Tech Stockholders for the acquisition of Neonode Tech was reasonable, and that the acquisition of Neonode Tech, and the resulting retention of key employees, was in the best interests of Neonode’s stockholders.

Following the Board’s December 27, 2008 approval, the following transactions were consummated:

•
We entered into a Share Exchange Agreement with the Neonode Tech Stockholders pursuant to which we agreed to acquire all of the issued and outstanding shares of Neonode Tech in exchange for the issuance of 495,000 shares of Series A Preferred Stock to the Neonode Tech  Stockholders.  The key employees of Neonode AB decided to remain with Neonode and are now employees of Neonode Tech.

•
We entered into Note Conversion Agreements with 24 out of 27 note holders for the surrender of notes in the aggregate amount of $6,195,805 in consideration for the issuance of 233,225.96 shares of Series A Preferred Stock.  Upon the surrender of these notes, the underlying debt in the aggregate amount of $6,195,805 was retired.

•
We entered into Warrant Conversion Agreements with 92 out of 129 warrant holders for the surrender of warrants in return for the issuance of 92,795.23 shares of Series B Preferred Stock.  Upon the surrender of the warrants, we cleaned up our balance sheet.

•
We entered into Subscription Agreements with twelve investors for an investment in the Company of $1,417,856 in exchange for the issuance of 141,786 shares of Series A Preferred Stock.  We now have working capital to finance our operations.

Accounting Treatment

The acquisition of Neonode Tech was accounted for as a purchase of a wholly owned subsidiary.  Neonode Tech had total assets on its balance sheet of $12,000 in cash.  Neonode recorded an investment in its new subsidiary, Neonode Tech, as $12,000 which equaled the total fair value of the assets held by Neonode Tech on the date purchased, December 30, 2008. The consolidated financial statements of Neonode Inc are prepared in accordance with generally accepted accounting principles accepted in the United States of America and include the accounts of Neonode Inc. and its subsidiary based in Sweden, Neonode Tech.  All inter-company accounts and transactions have been eliminated in consolidation.

The purchase of Neonode Tech was deemed to be a related party transaction and as such the estimated value of the shares of Series A Preferred Stock in excess of the assets of Neonode Tech that were issued to the shareholders of Cypressen was recorded as deferred compensation and will be amortized to compensation expense over the 18 month vesting period of the Series A Preferred Stock at the rate of approximately $48,000 per month.  The deferred compensation was valued at $868,000 which is equal to 49.5% of the market valuation of the Company based on the closing price of our stock on the Nasdaq Capital Market multiplied by number of shares of common stock outstanding at December 31, 2008, the date of the acquisition of Cypressen by us.

Certain U.S. Federal Income Tax Consequences

Neither Neonode nor the current holders of its common stock should recognize gain or loss as a result of the purchase of Neonode Tech for U.S. federal income tax purposes.

Regulatory Matters

Neonode’s acquisition of Neonode Tech has already taken place.  There are no federal or state regulatory requirements that must be complied with or approvals that must be obtained in connection with Neonode’s purchase of Neonode Tech.

Selected Unaudited Pro Forma Financial Information

The unaudited pro forma condensed combined balance sheet as of September 30, 2008 is presented as if Neonode’s acquisition of Neonode Tech had occurred on the date of the balance sheet presented. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2007 are presented as if the proposed transaction with Neonode had occurred at the beginning of their fiscal years.

Furthermore, the unaudited pro forma condensed combined balance sheets as of September 30, 2008 and the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2007 are based on the historical financial statements of Neonode Tech and Neonode.  The pro forma condensed combined financial statements give effect to Neonode’s acquisition of Neonode Tech as a purchase of Neonode Tech by Neonode using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

For accounting purposes, Neonode is acquiring Neonode Tech in this transaction. Accordingly, the purchase price is allocated among the fair values of the assets and liabilities of Neonode Tech.  Neonode Tech was a “shell” company incorporated in Sweden and had limited assets, cash, and no operations. The transaction will be accounted for under the purchase method of accounting in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations.  Under the purchase method of accounting, the total estimated purchase price, calculated as described in the Notes to the unaudited pro forma condensed consolidated balance sheet for Neonode and Neonode Tech, is allocated to Neonode Tech’s net tangible and intangible assets acquired and liabilities assumed in connection with the transaction, based on their estimated fair values as of the completion of the transaction. This preliminary valuation and purchase price allocation is done on the basis of the estimates of fair value reflected in these unaudited pro forma condensed consolidated financial statements.  The excess of the value of the stock issued to the shareholders’ of Neonode Tech over the fair value of the assets of Neonode Tech acquired is allocated to deferred compensation and will be amortized to compensation expense over the 18 month vesting period of the stock paid to the individual shareholders’ of Neonode Tech.

                As noted above, the merger is being accounted for using the purchase method of accounting. Accordingly, the pro forma adjustments are based on certain assumptions and estimates regarding the fair value of assets acquired and liabilities assumed and the amount of deferred compensation that will arise from the acquisition.  The amount of deferred compensation to be recorded as of the acquisition date represents the best estimate of the fair value of Neonode on the date the acquisition was consummated, adjusted for the fair value of assets acquired and liabilities assumed based on information available to management as of the date hereof, including all acquisition and related costs. The actual deferred compensation arising from the acquisition will be based on the difference between the cost and the fair value of the assets acquired and liabilities assumed on the date the acquisition was consummated as adjusted for all charges pertaining to the acquisition. No assurance can be given that actual deferred compensation will not be more or less than the estimated amount reflected in the pro forma financial statements.

                The unaudited pro forma condensed combined financial information is based on various other assumptions and estimates, and is subject to a number of uncertainties relating to the acquisition and other related matters, including, among other things, estimates, assumptions and uncertainties regarding: (1) the amount of accruals for direct acquisition costs and the amount of expenses and other costs relating to the acquisition; (2) as noted above, the actual amount of deferred compensation that will result from the acquisition; and (3) the fair values of certain assets acquired and liabilities assumed, which are sensitive to assumptions and market conditions. Accordingly, the unaudited pro forma condensed combined financial information does not purport to be indicative of the actual results of operations or financial condition that would have been achieved had the acquisition in fact occurred on the dates indicated; nor does it purport to be indicative of the results of operations or financial condition that may be achieved in the future.

Set forth below is the following unaudited pro forma financial statements:

•	the unaudited pro forma condensed combined balance sheet as of September 30, 2008, assuming Neonode’s acquisition of Neonode Tech occurred as of the balance sheet date presented; and

•	the unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2007 assuming Neonode’s acquisition of Neonode Tech occurred as of January 1, 2007.

                The unaudited pro forma condensed combined financial statements are presented for informational purposes only, are based on certain assumptions that we believe to be reasonable, and do not purport to represent the combined company’s financial condition nor its results of operations had the acquisition occurred as of the dates noted above or to project results for any future date or period. In the opinion of management, all adjustments have been made that are needed to present fairly the unaudited pro forma condensed combined financial information.

                The unaudited pro forma condensed combined financial information should be read in conjunction with the historical financial statements and related attached notes included elsewhere in this filing.

Unaudited Pro Forma Condensed Combined Balance Sheet
of Neonode and Neonode Tech as of September 30, 2008
(in thousands)

The Unaudited Pro Forma Condensed Combined Balance Sheet of Neonode and Neonode Tech set forth below is presented as if Neonode’s acquisition of Neonode Tech occurred on September 30, 2008. The amounts presented for Neonode are from the historical Neonode consolidated balance sheet as of September 30, 2008 and the amounts for Neonode Tech are from the historical Neonode Tech condensed balance sheet as of December 31, 2008.

	Neonode	Neonode Tech	Adjustments			Pro Forma

ASSETS
Current Assets
Cash and cash equivalents	$203	$12				$	$ 215
Accounts receivable, net	8	—					8
Inventories, net	1,413	—					1,413
Prepaid expenses and other current assets	496	—					496

Total current assets	2,120	12					2,132

Property and equipment, net	387	—					387
Intangible assets, net	41	—					41
Goodwill	141	—					141
Total assets	$2,689	$12	$				$2,701

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$1,291	$—	$				$1,291

Accounts payable	9,182	—					9,182
Deferred revenue	891	—					891

Embedded derivatives of convertible debt	18,472	—					18,472
Other accrued liabilities	1,314	—					1,314

Total current liabilities	31,150	—					31,150

Long-term debt, net of current portion	72	—					72

Total liabilities	31,222	—					31,222

Stockholders’ equity
Common stock and additional paid-in capital	60,636	12		868	(a)		61,516

Deferred compensation	—	—		(868	)(a)		(868)
Accumulated deficit	(89,169)	—					(89,169)
Total stockholders’ equity (deficit)	(28,533)	12		—			(28,521)
Total liabilities and stockholders’ equity	$2,689	$12		$—			$2,701

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet of Neonode and Neonode Tech

On December 30, 2008, Neonode Tech and Neonode entered into the acquisition agreement for a transaction accounted for as a purchase under accounting principles generally accepted in the United States. Pursuant to this acquisition agreement, Neonode issued 495,000 shares of its Series A Preferred Stock for all of Neonode Tech’s outstanding shares of common stock. Upon completion of the acquisition, the current Neonode Tech’s shareholders own approximately 49.5% of Neonode, assuming conversion of the Series A Preferred Stock at the increased conversion rate.

Additional notes regarding pro forma adjustments:

(a)
Deferred compensation is calculated as follows: 49.5% of the market value of Neonode Inc. as of December 30, 2008, the date of the acquisition of Neonode Tech, less the fair value of the assets of Neonode Tech on the date of the acquisition.  The deferred compensation will be amortized over 18 months.  Neonode Tech shareholders will own approximately 49.5% of the outstanding shares of common stock of Neonode after giving consideration for the proposals include in this proxy statement.

Unaudited Pro Forma Condensed Combined Statement of Operations
of Neonode and Neonode Tech
for the Year Ended December 31, 2007
(In thousands, except per share amounts)

The Unaudited Pro Forma Condensed Combined Statement of Operations of Neonode and Neonode Tech set forth below is presented as if Neonode’s acquisition of Neonode Tech had occurred on the first day of Neonode’s fiscal year, January 1, 2007. The amounts presented for Neonode are from the historical Neonode Consolidated Statement of Operations for the year ended December 31, 2007 and Neonode Tech did not have any operations in prior periods.

	Neonode	Neonode Tech	Adjustments			Pro Forma

Net Sales	$3,132	$—	$			$3,132
Cost of sales	2,317	—				2,317
Gross profit loss	815	—				815

Operating Expenses:
Selling, general, and administrative	8,227	—		576	(a)	8,803
Research and development	4,449	—				4,449
Total costs and expenses	12,676	—				13,252

Operating loss from continuing operations	(11,861)	—				(12,437)

Other expense:
Interest and other income (expense), net	(572)	—				(572)

Non-cash items relating to debt and warrants	(36,008	—				(36,008)

Other expense	(36,580)	—		576		(49,017)

Net Loss	$(48,441)	$—		$576		$(20,323)
Net loss from continuing operations per common share:
Basic and diluted	$(3.15)	$—				$(0.19)

Weighted average number of common shares:

Basic and diluted	15,400	3		237,909	(b)	253,312

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations

     Reference should be made to the accompanying Notes to Unaudited Pro Forma Condensed Combined Balance Sheet of Neonode and Neonode Tech as of September 30, 2008 for a summary description of the accounting for the acquisition transaction.

Additional notes regarding pro forma adjustments:

(a)	Adjustment to reflect 12 months of amortization of the deferred compensation expense related to the acquisition of Neonode Tech.

(b)
The weighted average number of common shares used in the calculation of pro forma loss per share includes the addition of approximately 237million shares issued to Neonode Tech stockholders pursuant to the acquisition agreement adjusted to reflect the proposals included in this proxy statement..

Comparative Per Share Information

The following table sets forth the historical per share information of Neonode Tech and Neonode, and the combined per share data on an unaudited pro forma basis after giving effect to the acquisition.  Also presented is Neonode’s equivalent pro forma per share data for one share of Neonode common stock.  The pro forma information is presented for illustrative purposes only.  You should not rely on the pro forma financial information as an indication of the combined financial position or results of operations of future periods or the results that actually would have been realized had the entities been a single entity during the periods presented.

The unaudited pro forma per share information combines our financial information for our fiscal year ended December 31, 2007 with the financial information of Neonode Tech for the Neonode fiscal year ended December 31, 2007, assuming the acquisition had occurred on the first day of the respective periods.

Historical book value per common share for Neonode Tech is computed by dividing stockholders’ equity (deficit) attributable to common stockholders by the number of shares of common stock outstanding at December 30, 2008, the date of acquisition, for both the year ended December 31, 2007 and the nine months ended September 30, 2008. Historical book value per common share for Neonode is computed by dividing stockholders’ equity (deficit) attributable to common stockholders by the number of shares of common stock outstanding at December 31, 2007 and September 30, 2008, respectively. Our unaudited pro forma combined per share data is derived from the unaudited pro forma combined financial statements that are included elsewhere in this proxy statement.  Neonode Tech has never had any operations. The Neonode equivalent pro forma per share data is calculated by applying the conversion rate of 480.63 to one for the 495,000 shares of our Series A Preferred Stock that were issued to the shareholders of Neonode Tech in the acquisition transaction as though the proposals included in this proxy statement have been approved by our stockholders.  The 495,000 shares of Series A Preferred Stock would convert to 237,911,850 shares of our common stock under the proposed conversion rate.

Year Ended
December 31, 2007
(unaudited)
Neonode Historical Per Share Data:
Basic and diluted net loss per common share	$(3.15)
Book value (deficiency) per common share	$(0.12)
Neonode Tech Historical Per Share Data:
Basic and diluted net loss per share	N/A
Book value (deficiency) per common share	$12.00
Neonode and Neonode Tech Equivalent Pro Forma Combined:
Basic and diluted net loss per common share	$(0.19)
Book value (deficiency) per share	$(0.01)

Nine Months ended
September 30, 2008
(unaudited)
Neonode Historical Per Share Data:
Basic and diluted net loss per common share	$(1.16)
Book value (deficiency) per common share	$(0.95)
Neonode Tech Historical Per Share Data:
Basic and diluted net loss per share	N/A
Book value (deficiency) per common share	$12.00
Neonode and Neonode Tech Equivalent Pro Forma Combined:
Basic and diluted net loss per common share	$(0.12)
Book value (deficiency) per share	$(0.11)

Comparative Per Share Market Price and Dividend Information

Effective January 2, 2009, our common stock was quoted on the Pink Sheets under the symbol NEON.PK and effective January 26, 2009, our common stock has been quoted on the Over the Counter Bulletin Board Market (OTCBB) under the symbol NEON.OB.

For 2008 and 2007 our stock was traded on the NASDAQ Capital Market under the symbol NEON. The following table presents quarterly information on the price range of our common stock, indicating the high and low bid prices reported by the NASDAQ Capital Market. These prices do not include retail markups, markdowns or commissions.

Fiscal Quarter Ended
Fiscal 2008	March 31 (1)	June 30 (1)	September 30 (1)	December 31
High	$3.70	$3.09	$0.49	$0.19
Low	1.74	0.35	0.10	0.03
Fiscal 2007 (1)
High	$3.95	$4.00	$7.94	$4.82
Low	1.70	1.62	2.85	2.89
(1) Prior to our reverse merger with SBE, Inc. on August 10, 2007, our common stock traded under the symbol SBEI. The stock prices presented for SBEI for the period prior to August 10, 2007 are adjusted for a 1 for 5 reverse stock split effective March 29, 2007.

There are no restrictions on our ability to pay dividends; however, it is currently the intention of our board of directors to retain all earnings, if any, for use in our business and we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the payment of dividends will depend, among other factors, upon our earnings, capital requirements, operating results and financial condition.

No active trading or public market exists for Neonode Tech common stock.  The shares of Neonode Tech common stock are not listed on any exchange and are not traded in the over-the-counter market.  Neonode Tech has never paid any cash dividends on its common stock.

Consequences of Shareholder Approval

Significant dilution of voting rights and earnings per share

The holders of our outstanding common stock will be significantly diluted by conversion of the preferred stock.  If the shareholders approve Proposals 1, 2 and 3, the Series A Preferred Stock and the Series B Preferred Stock will be convertible into shares of our common stock at the increased conversion rates, and upon conversion, up to 431,397,645 shares of common stock will be issued, which amount represents 1,135.96% of the aggregate number of shares of our common stock outstanding as of the record date.  Similarly, the conversion of the preferred stock into share of our common stock at the increased conversion rates would significantly reduce the amount of net earnings available per share due to increase in the aggregate number of shares of common stock that would be outstanding.

For illustrative purposes only, the following table reflects the approximate number of shares of our common stock that would be outstanding as a result of the conversion of all of the outstanding Series A Preferred Stock and Series B Preferred Stock at the increased conversion rates, based on 37,009,589 shares of our common stock outstanding as of the record date, without accounting for fractional shares, which will be rounded up to the nearest whole share.

Class of Stock	Outstanding Stock Prior to Conversion	Percentage of Outstanding Stock Prior to Conversion	Common Stock as Converted(¹)	Percentage of Common Stock as Converted(¹)	Outstanding Stock Post Conversion(¹)	Percentage of Outstanding Stock Post Conversion(¹)
Common Stock	37,009,589.00	97.45%	37,009,590	7.88%	469,374,109	100%
Series A Preferred Stock(²)	874,079.96	2.30%	420,109,052	89.50%	0	0
Series B Preferred Stock	92,795.23	0.24%	12,255,467	2.61%	0	0
Total:	37,976,464.19	100%	469,374,109	100%	469,374,109	100%

(¹) Based on a 1 to 480.63 conversion rate for the Series A Preferred Stock and a 1 to 132.07 conversion rate for the Series B Preferred Stock.

(²)233,225.96 shares of Series A Preferred Stock were issued to the note holders, 141,786 shares of Series A Preferred Stock were issued to the investors, and 495,000 shares of Series A Preferred Stock were issued to the NewCo Shareholders, and 4,068 shares of Series A Preferred Stock were issued to Ellis International.

If the shareholders do not approve Proposals 1, 2, and 3, the Series A Preferred Stock and Series B Preferred Stock will remain convertible into shares of our common stock on a one-to-one basis.

Impact on stock price

The conversion of the preferred stock into shares of common stock at the increased conversion rates may significantly adversely affect the market price of our common stock and may impact trading patterns.  If large quantities of our common stock are issued upon conversion of the preferred stock and sold into the market, the market price of our common stock will be adversely impacted.

Anti-takeover effects

Stockholders should be aware that approval of Proposals 1, 2, and 3 could facilitate our future efforts to deter or prevent changes in control of Neonode, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.  As a result of the authorization of additional shares of stock, we will have a significantly larger number of authorized but unissued shares of common stock which, along with our blank-check preferred stock, would be available for future issuance without our stockholders' approval.  These additional shares may be utilized for a variety of corporate purposes including but not limited to equity financing, corporate acquisitions and employee incentive plans.  The issuance of such shares, however, may also be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the Company's Board of Directors' desires.  Furthermore, the existence of authorized but unissued shares of common stock may enable the Board of Directors to issue shares to persons friendly to current management, which would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger, or otherwise, and thereby protect the continuity of the Company's management.  For example, without further stockholder approval, our Board of Directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the incumbent Board of Directors.

Consequences if Shareholders Do Not Approve of the Proposals

If the shareholders do not approve Proposals 1, 2, and 3, the Series A Preferred Stock and Series B Preferred Stock will remain convertible into shares of our common stock on a one-to-one basis.

To continue to fund our operations going forward, we may need to raise additional capital from financing sources.  One of the ways we may raise such cash is by issuing shares from time to time.  Without additional authorized common stock, we may be unable to raise the financing we need to fund our operations going forward.  The inability to finance our operations going forward could lead to our bankruptcy, reorganization, insolvency, or liquidation.

Interest of Certain Persons in Matters to be Acted Upon

Per Bystedt, our Chairman of the Board and Chief Executive Officer, is personally involved in our refinancing and capital raising activities.  Mr. Bystedt, the beneficial holder of approximately 8.42% of the Company’s outstanding shares of stock as of January 31, 2009, is the beneficial owner of Iwojima sarl.  Iwojima sarl has entered into a Subscription Agreement and invested $100,000 in the Company in exchange for the issuance of 10,000 shares of Series A Preferred Stock, and is one of the three NewCo Stockholders who have participated in the share exchange transaction with the Company pursuant to the Share Exchange Agreement.  Iwojima sarl also surrendered warrants in exchange for the issuance of Series B Preferred Stock.

Iwojima sarl holds 162,133.17 shares of Series A Preferred Stock and 7,210.96 shares of Series B Preferred Stock.  Assuming approval of the Proposals and the conversion of the outstanding preferred stock into common stock at the increased conversion rates, Mr. Bystedt will beneficially own approximately 16.9% of our outstanding common stock.

Mr. Magnus Goertz, the beneficial holder of approximately 5.15% of the Company’s outstanding shares of stock as of January 31, 2009, is the beneficial owner of Athemis Ltd., which company is one of the three NewCo Stockholders who participated in the share exchange transaction with the Company pursuant to the Share Exchange Agreement.  Athemis Ltd. holds 151,788.17 shares of Series A Preferred Stock.  Assuming approval of the Proposals and the conversion of the outstanding preferred stock into common stock at the increased conversion rates, Mr. Goertz will beneficially own approximately 15.4% of our outstanding common stock.

Mr. Thomas Eriksson, the beneficial holder of approximately 3.14% of the Company’s outstanding shares of stock as of January 31, 2009, is the beneficial owner of Wirelesstoys AB, which company is one of the three NewCo Stockholders who participated in the share exchange transaction with the Company pursuant to the Share Exchange Agreement.  Wirelesstoys AB holds 151,788.17 shares of Series A Preferred Stock.  Assuming approval of the Proposals and the conversion of the outstanding preferred stock into common stock at the increased conversion rates, Mr. Eriksson will beneficially own approximately 15.3% of our outstanding common stock.

David W. Brunton, our Chief Executive Officer, has purchased 4,854.74 shares of Series A Preferred Stock from each of the NewCo Stockholders (Iwojima sarl, Wirelesstoys AB, and Athemis Ltd.) for a total purchase of 14,564.22 shares of Series A Preferred Stock.  As of January 31, 2009, Mr. Brunton holds approximately 1.1% of the Company’s outstanding shares of stock.  Assuming approval of the Proposals and the conversion of the outstanding preferred stock into common stock at the increased conversion rates, Mr. Brunton will beneficially own approximately 1.53% of our outstanding common stock.

Ms. Susan Major, a member of our Board of Directors, and the beneficial holder of 0.84% of the Company’s outstanding shares of stock as of January 31, 2009, was the beneficial owner of warrants that were converted into 149.14 shares of Preferred B Stock.  Assuming approval of the Proposals and the conversion of the outstanding preferred stock into common stock at the increased conversion rates, Ms. Major will beneficially own approximately 0.07% of our outstanding common stock.

For a detailed description of the shareholdings of our Directors, executive officers, and 5% shareholders, please see the section entitled “Security Ownership of Certain Beneficial Owners and Management” below.

NASDAQ Delisting; OTCBB Listing

One of the objectives of the December 2008 Refinancing was to maintain the listing of our common stock on the NASDAQ Stock Market.  However, on December 30, 2008, we were notified by the staff of the NASDAQ Stock Market that the NASDAQ Hearings Panel (the “Panel”) had determined to delist our shares from the NASDAQ Stock Market and to suspend trading effective at the open of trading on Friday, January 2, 2009.

The Panel determined that we failed to regain compliance with the NASDAQ continued listing standards by December 29, 2008, and that the Panel did not have the authority under the NASDAQ Marketplace Rules to continue our listing.  Specifically, the Panel determined that as of December 29, 2008 the Company did not comply with Marketplace Rule 4310(c)(3), which requires a minimum stockholders’ equity of $2,500,000.  Following the de-listing of our common stock from the NASDAQ National Market, we listed our shares on the Over-The-Counter Bulletin Board, where our shares have been trading since January 26, 2009.

PROPOSAL 1
APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF
INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES

We are asking our shareholders to approve an amendment to our Certificate of Incorporation to (a) increase the number of authorized stock from 77,000,000 shares to 700,000,000 shares, (b) increase the number of shares of our common stock authorized for issuance from 75,000,000 shares to 698,000,000 shares, and (c) incorporate the changes effected by our previously filed certificates of designations of our preferred stock.  The additional common stock to be authorized by adoption of this proposal would have rights identical to our currently outstanding common stock.

The adoption of the proposed amendment and any subsequent issuance of our common stock would not affect the rights of the holders of our currently outstanding common stock, except for effects incidental to future increases in the number of shares of our common stock outstanding, such as dilution of the earnings per share and voting rights of our current holders of common stock.  In addition, the number of authorized shares of our preferred stock will not be affected by the adoption of this proposed amendment.  The number of shares of our preferred stock will be maintained at 2,000,000.  If the amendment is adopted, it will become effective upon the filing of the amended and restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

As of February 6, 2009, we had outstanding 37,009,589 shares of common stock, 874.079.96 shares of Series A Preferred Stock, and 92,795.23 shares of Series B Preferred Stock, as well as employee stock options to purchase 460,500 shares of common stock and warrants held by warrant holders who chose not to convert their warrants to Series B Preferred Stock for the issuance of 2,118,956 shares of common stock, which options and warrants, if exercised, would result in the issuance of an additional 2,579,456 shares of common stock.  Accordingly, on a fully diluted basis, that is, assuming exercise of all outstanding warrants and options, and conversion of the outstanding preferred stock at the increased conversion rates, we would need to have 472,053,562 shares of authorized common stock.  However, Article IV.A of our Certificate of Incorporation currently authorizes us to issue up to 77,000,000 shares of stock, 75,000,000 of which are designated as common stock.  Thus, unless we increase the amount of our authorized stock, we will not be able to increase the conversion rates of the preferred stock, which is something that the stockholders who participated in the Refinancing Agreements expect to occur.  Nevertheless, the holders of preferred stock do not have any contractual or other right to enforce their expectation that the increase in the conversion rates will occur.  All of the stockholders who participated in the Refinancing Agreements acknowledged that the stockholders of the Company may vote to reject (i) an increase in the authorized share capital of the Company to enable the issuance of shares of common stock at the increased conversion rates, or (ii) a modification of the initial conversion rates of the preferred stock.  They further acknowledged that there can be no guarantee that the requisite stockholder approvals will be obtained.

In addition, assuming the conversion of preferred stock into common stock at the increased conversion rates, unless we increase the amount of authorized stock, we will have insufficient authorized shares of common stock to issue in connection with expected future financings.  To continue to fund our operations going forward, we may need to raise additional capital from financing sources.  One of the ways we may raise such cash is by issuing shares from time to time.  Without additional authorized common stock, we may be unable to raise the financing we need to fund our operations going forward. The inability to finance our operations going forward could lead to our bankruptcy, reorganization, insolvency, or liquidation.

Moreover, we also engage in periodic discussions with potential partners, strategic investors and acquisition candidates, all as part of our business model.  If any of these discussions were to lead to a definitive understanding, it is possible that we could use some of the newly authorized shares in connection with one or more such transactions subsequent to the increase in the number of authorized shares.  As of February 6, 2009, we have no plan, commitment, arrangement, understanding, or agreement, either oral or written, regarding the issuance of common stock in connection with one or more such strategic transactions subsequent to the increase in the number of authorized shares.

Although this Proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is our Board of Directors currently aware of any such attempts directed at us), nevertheless, stockholders should be aware that approval of this proposal could facilitate our future efforts to deter or prevent changes in control of Neonode, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.  As a result of the authorization of additional shares of stock, we will have a significantly larger number of authorized but unissued shares of common stock which, along with our blank-check preferred stock, would be available for future issuance without our stockholders' approval.  These additional shares may be utilized for a variety of corporate purposes including but not limited to equity financing, corporate acquisitions and employee incentive plans. The issuance of such shares, however, may also be used to deter a potential takeover of the Company that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with the Company's Board of Directors' desires.

Furthermore, the existence of authorized but unissued shares of common stock may enable the Board of Directors to issue shares to persons friendly to current management, which would render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of the Company's management.  For example, without further stockholder approval, our Board of Directors could strategically sell shares of common stock in a private transaction to purchasers who would oppose a takeover or favor the incumbent Board of Directors.

To realize the intent of the Refinancing Agreements and to provide our Board of Directors with certainty and flexibility to undertake future transactions to support our future business growth, our Board of Directors deems it in the best interests of our stockholders and the Company to increase the number of authorized shares of our common stock.

We request that you approve an amended and restated Certificate of Incorporation in the form attached hereto as Exhibit A and adopt the following resolutions:

“RESOLVED, that the Certificate of Incorporation of this Corporation (the “Certificate”) be, and it hereby is, amended (a) to increase the number of authorized shares of the Corporation’s stock from seventy-seven million to seven hundred million, and (b) to increase the number of authorized shares of the Corporation’s common stock (the “Common Stock”) from seventy-five million to six hundred ninety-eight million; and further

RESOLVED, that the Certificate be, and it hereby is, amended and restated so as to be and read in its entirety as set forth in the form attached hereto as Exhibit A, which Certificate the officers of the Corporation are hereby authorized to file with the Secretary of the State of Delaware.”

The adoption of Proposal 1 will require the affirmative vote of the holders of a majority of our outstanding shares on the record date, and the votes in favor of Proposal 1 must include a majority of the outstanding shares of common stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 1.

PROPOSAL 2
APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO
INCREASE THE CONVERSION RATE OF OUR SERIES A PREFERRED STOCK

We are asking our shareholders to approve an amendment to our amended and restated Certificate of Incorporation to increase the conversion rate of our Series A Preferred Stock such that each share of Series A Preferred Stock, which is currently convertible into 1 share of common stock, shall be convertible into 480.63 shares of common stock.

The adoption of the proposed amendment and any subsequent issuance of our common stock upon conversion of the Series A Preferred Stock into common stock would not affect the rights of the holders of our currently outstanding common stock, except for effects incidental to future increases in the number of shares of our common stock outstanding, such as dilution of the earnings per share and voting rights of our current holders of common stock.  See the description above in the section entitled "Consequences of Shareholder Approval."  If the amendment is adopted, it will become effective upon the filing of the amended and restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

As of February 6, 2009, we had outstanding 874,079.96 shares of Series A Preferred Stock.

The rights and preferences with respect to the Series A Preferred Stock are set forth in our Certificate of Designations, filed with the Secretary of State of Delaware on December 30, 2008.  According to the Certificate of Designations, each share of Series A Preferred Stock is currently convertible into one (1) share of common stock, and the holders of shares of Series A Preferred Stock have one vote for each share of Series A Preferred Stock held by them.

Pursuant to the terms of the Refinancing Agreements and the Certificate of Designations, any modification of the conversion rate for the conversion of the shares of preferred stock into shares of common stock is subject to stockholder approval.

Assuming exercise of all outstanding shares of Series A Preferred Stock at a conversion rate of one-to-480.63, we would need to issue approximately 420,109,052 shares of authorized common stock.

Pursuant to the Refinancing Agreements, we undertook to solicit each stockholder’s affirmative vote at a stockholder meeting to approve a resolution to increase the conversion rate of the Series A Preferred Stock such that each share of Series A Preferred Stock, which is currently convertible into 1 share of common stock, shall be convertible into 480.63 shares of common stock  In addition, failure to approve the increased conversion rate for the Series A Preferred Stock could adversely affect future financing plans, which could adversely affect our ability to fund our operations going forward.  Absent shareholder approval, we may have difficulty raising additional funds to meet our obligations, and, even if we are able to raise additional funds, the terms of such financing may not be favorable to us.

No dissenter’s rights are available under the Delaware General Corporation Law or under our amended and restated Certificate of Incorporation or bylaws to any shareholder who dissents from this Proposal 2.

To realize the intent of the Refinancing Agreements and to provide the stockholders who participated in the refinancing transactions with the full benefit of the bargain, our Board of Directors deems it in the best interests of our stockholders and the Company to increase the conversion rate of the Series A Preferred Shares such that each share of Series A Preferred Stock, which is currently convertible into 1 share of common stock, shall be convertible into 480.63 shares of common stock.

We request that you approve an amended and restated Certificate of Incorporation in the form attached hereto as Exhibit A and adopt the following resolutions:

“RESOLVED, that the Certificate of Incorporation of this Corporation (the “Certificate”) be, and it hereby is, amended to increase the conversion rate of the Corporation’s Series A Preferred Stock such that each share of Series A Preferred Stock, which is currently convertible into 1 share of common stock, shall be convertible into 480.63 shares of common stock; and further

RESOLVED, that the Certificate be, and it hereby is, amended and restated so as to be and read in its entirety as set forth in the form attached hereto as Exhibit A, which Certificate the officers of the Corporation are hereby authorized to file with the Secretary of the State of Delaware.”

The adoption of Proposal 2 will require the affirmative vote of the holders of a majority of our outstanding shares on the record date.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3
APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO
INCREASE THE CONVERSION RATE OF OUR SERIES B PREFERRED STOCK

We are asking our shareholders to approve an amendment to our amended and restated Certificate of Incorporation to increase the conversion rate of our Series B Preferred Stock such that each share of Series B Preferred Stock, which is currently convertible into 1 share of common stock, shall be convertible into 132.07 shares of common stock.

The adoption of the proposed amendment and any subsequent issuance of our common stock upon conversion of the Series B Preferred Stock into common stock would not affect the rights of the holders of our currently outstanding common stock, except for effects incidental to future increases in the number of shares of our common stock outstanding, such as dilution of the earnings per share and voting rights of our current holders of common stock.  See the description above in the section entitled "Consequences of Shareholder Approval."  If the amendment is adopted, it will become effective upon the filing of the amended and restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

As of February 6, 2009, we had outstanding 92,795.23 shares of Series B Preferred Stock.  .

The rights and preferences with respect to the Series B Preferred Stock are set forth in our Certificate of Designations, filed with the Secretary of State of Delaware on December 30, 2008.  On January 13, 2009, we filed with the Delaware Secretary of State a Certificate of Increase of Designation which increased the amount of designated Series B Preferred Stock from 100,934 to 102,690.  On January 29, 2009, we filed with the Delaware Secretary of State a second Certificate of Increase of Designation which increased the amount of designated Series B Preferred Stock from 102,690 to 108,850.  According to the Certificate of Designations, each share of Series B Preferred Stock is currently convertible into one (1) share of common stock, and the holders of shares of Series B Preferred Stock have one vote for each share of Series B Preferred Stock held by them.

Pursuant to the terms of the Refinancing Agreements and the Certificate of Designations, any modification of the conversion rate for the conversion of the shares of preferred stock into shares of common stock is subject to stockholder approval.

Assuming exercise of all outstanding shares of Series B Preferred Stock at a conversion rate of one-to-132.07, we would need to issue 12,255,467 shares of authorized common stock.

Pursuant to the Refinancing Agreements, we undertook to solicit each stockholder’s affirmative vote at a stockholder meeting to approve a resolution to increase the conversion rate of the Series B Preferred Stock such that each share of Series B Preferred Stock, which is currently convertible into 1 share of common stock, shall be convertible into 132.07 shares of common stock.  Moreover, failure to approve the increased conversion rate for the Series B Preferred Stock, could adversely affect future financing plans, which could adversely affect our ability to fund our operations going forward.  Absent shareholder approval, we may have difficulty raising additional funds to meet our obligations, and, even if we are able to raise additional funds, the terms of such financing may not be favorable to us.

No dissenter’s rights are available under the Delaware General Corporation Law or under our amended and restated Certificate of Incorporation or bylaws to any shareholder who dissents from this Proposal 3.

To realize the intent of the Refinancing Agreements and to provide the stockholders who participated in the refinancing transactions with the full benefit of the bargain, our Board of Directors deems it in the best interests of our stockholders and the Company to increase the conversion rate of the Series B Preferred Shares such that each share of Series B Preferred Stock, which is currently convertible into 1 share of common stock, shall be convertible into 132.07 shares of common stock.

We request that you approve an amended and restated Certificate of Incorporation in the form attached hereto as Exhibit A and adopt the following resolutions:

“RESOLVED, that the Certificate of Incorporation of this Corporation (the “Certificate”) be, and it hereby is, amended to increase the conversion rate of the Corporation’s Series B Preferred Stock such that each share of Series B Preferred Stock, which is currently convertible into 1 share of common stock, shall be convertible into 132.07 shares of common stock; and further

RESOLVED, that the Certificate be, and it hereby is, amended and restated so as to be and read in its entirety as set forth in the form attached hereto as Exhibit A, which Certificate the officers of the Corporation are hereby authorized to file with the Secretary of the State of Delaware.”

The adoption of Proposal 3 will require the affirmative vote of the holders of a majority of our outstanding shares on the record date.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of January 31, 2009

The following table sets forth certain information regarding the estimated ownership of our common stock as of January 31, 2009 by: (i) each director; (ii) each of our “named executive officers,” as defined in Item 402 under Regulation S-K promulgated by the Securities and Exchange Commission; (iii) all executive officers and directors of Neonode as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise indicated, the address for each of the persons and entities set forth below is c/o Neonode Inc. - Stockholder address.

Percentage ownership is based on 37,976,464.19 shares, the estimated number of shares outstanding as of January 31, 2009, not adjusted for the increased conversion rates contemplated by this proxy statement.
	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total
Per Bystedt (2)(3) CEO and Director	3,196,728.13	8.41%

Magnus Goertz (4)	1,956,862.17	5.15%

David Brunton (2) CFO	419,014.22	1.1%

John Reardon (2) Director	269,817	0.71%

Kenneth Olson(2) Director	40,000	0.11%

Susan Major (2) Director	317,254.14	0.83%

All executive officers and directors as a group (5 persons) (2)	4,242,813.49	11.04%

(1)
This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)
Includes, 40,000, 70,000, 192,095, 40,000, and 176,595 shares of common stock that Messrs. Bystedt, Brunton, Reardon, Olson, and Ms. Major, respectively, have the right to acquire within 60 days after the date of this table under outstanding stock options.

(3)
Includes 2,987,384 shares of common stock, 162,133.17 shares of Series A Preferred Stock, and 7,210.96 shares of Series B Preferred Stock held by Iwojima sarl. Iwojima sarl may be deemed an affiliate of Mr. Bystedt.

(4)	Includes 1,805,074 shares of common stock and 151,788.17 shares of Series A Preferred Stock held by Athemis Limited, which may be deemed an affiliate of Mr. Goertz

Beneficial Ownership if Proposals 1, 2 and 3 are Approved

The following table sets forth certain information regarding the estimated ownership of our common stock assuming approval of Proposals 1, 2, and 3 and assuming conversion of all issued and outstanding Series A and Series B Preferred Stock by: (i) each director; (ii) each of our “named executive officers,” as defined in Item 402 under Regulation S-K promulgated by the Securities and Exchange Commission; (iii) all executive officers and directors of Neonode as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.  Unless otherwise indicated, the address for each of the persons and entities set forth below is c/o Neonode Inc. - Stockholder address.

Percentage ownership is based on 469,374,109 shares, the estimated number of shares of common stock outstanding after the conversion of the Series A and B Preferred Stock at the increased conversion rates.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares	Percent of Total

Ramin Remo Behdasht 58 Carters Road Dural NSW 158 Australia (3)	27,928,857	5.77%

Per Bystedt (2)(4) CEO and Director	81,905,803	17.45%

Magnus Goertz (5)	74,702,023	15.4%

Thomas Eriksson (6)	73,933,854	15.3%

David Brunton (2)(7) CFO	7,404,452	1.58%

Susan Major (2)(8) Director	336,802	0.07%

John Reardon (2) Director	269,817	0.06%

Kenneth Olson (2) Director	40,000	0.01%

All executive officers and directors as a group (5 persons) (2)	89,956,874	19.14%

(1)
This table is based upon information supplied by officers, directors and principal stockholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)
Includes, 40,000, 70,000, 192,095, 40,000, and 176,595 shares of common stock that Messrs. Bystedt, Brunton, Reardon, Olson and Ms. Major, respectively, have the right to acquire within 60 days after the date of this table under outstanding stock options.

(3)
Includes, 27,590,244 shares of common stock related to the conversion of 57,404.29 shares of Series A Preferred Stock, and 338,633 shares of common stock related to the conversion of Series B Preferred Stock that Mr. Behdasht received in having converted his debt and warrants under the December 2008 Refinancing.

(4)
Includes 2,987,384 shares of common stock and the conversion of 162,133.17 shares of Series A Preferred Stock and 7,210.96 shares of Series B Preferred Stock to common stock that is held by Iwojima sarl. Iwojima sarl may be deemed an affiliate of Mr. Bystedt.

(5)
Includes 1,805,074 shares of common stock and the conversion 151,788.17 shares of Series A Preferred Stock to common stock that is held by Athemis Limited, which may be deemed an affiliate of Mr. Goertz.

(6)
Includes 1,039,905 shares of common stock and the conversion of 151,788.17 shares of Series A Preferred Stock to common stock that is held by Wirelesstoys AB, which may be deemed an affiliate of Mr. Ericksson.

(7)	Includes 334,450 shares of common stock and the conversion of 14,564.22 shares of Series A Preferred Stock to common stock that is held by Mr. Brunton.

(8)	Includes 140,510 shares of common stock and the conversion of 149.14 shares of Series B Preferred Stock to common stock that is held by Ms. Major.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This Proxy Statement incorporates by reference the following documents which we have previously filed with the Securities and Exchange Commission (SEC).  They contain important information about the Company and its financial condition.

●	The Company’s 2007 Annual Report on Form 10-K filed with the SEC on April 15, 2008.

●	The Company’s Quarterly Report on Form 10-Q filed with the SEC on November 19, 2008.

●	The Company’s Current Report on Form 8-K filed with the SEC on December 31, 2008,

We will provide, without charge, a copy of any and all of the information that has been incorporated by reference in this proxy statement (without exhibits unless such exhibits are specifically incorporated by reference in this proxy statement) to each person to whom a proxy statement is delivered, upon written or oral request of such person, and by first class mail or other equally prompt means within one business day of receipt of such request,.  You may request of copy of the foregoing documents by writing to us at Neonode Inc., 651 Byrdee Way, Lafayette, California 94549 or by calling us at (925) 229-2125.

By Order of the Board of Directors,

/s/ David Brunton
David Brunton
Secretary and Chief Financial Officer

Lafayette, California
March __, 2009

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
NEONODE INC.

Neonode Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.    The name of the corporation (the “Corporation”) is Neonode Inc. and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 4, 1997.

2.    The Certificate of Incorporation of the Corporation, as the same heretofore has been amended, supplemented or restated (the "Certificate of Incorporation") currently authorizes the issuance of 77,000,000 shares of all classes, which are divided into (i) 75,000,000 shares of common stock, $0.001 par value per share and (ii) 2,000,000 shares of Preferred Stock, $0.001 par value per share, of which 899,081 shares have been designated as Series A Preferred Stock and 108,850 shares have been designated as Series B Preferred Stock, and the Corporation wishes to increase the number of authorized shares of common stock to 698,000,000 shares.

3.    This Amended and Restated Certificate of Incorporation of the Corporation restates and integrates and further amends the Certificate of Incorporation of the Corporation, so as to read in its entirety as follows:

ARTICLE I.

The name of this Corporation is Neonode Inc.

ARTICLE II.

The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III.

The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV.

A.          This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Seven Hundred Million (700,000,000) shares, of which Six Hundred Ninety-Eight Million (698,000,000) shares will be Common Stock, par value $0.001 per share, and Two Million (2,000,000) shares will be Preferred Stock, par value $0.001 per share, of which 899,081 shares shall be designated as Series A Preferred Stock and 108,850 shares shall be designated as Series B Preferred Stock.

B.           Series A Preferred Stock and Series B Preferred Stock

Subject to Article IV Section C below, a description of the respective classes of stock and a statement of the designations, preferences, voting powers (or the lack of voting powers), relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Series A Preferred Stock and the Series B Preferred Stock are as follows:

EXHIBIT A
Series A Preferred Stock

  1.           Dividends and Distributions.       The holders of shares of Series A Preferred Stock will be entitled to participate with the holders of the Common Stock of the Corporation with respect to any dividends declared on the Common Stock in proportion to the number of shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by them.

  2.           Liquidation Preference.  In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, subject to the rights of any other series of Preferred Stock to be established by the Board of Directors of the Corporation (the “Senior Preferred Stock”), the holders of Series A Preferred Stock shall be entitled to receive, after any distribution with respect to the Senior Preferred Stock and prior to and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of the ownership thereof, $0.001 for each share of Series A Preferred Stock then outstanding.

  3.           Voting.  The holders of shares of Series A Preferred Stock shall have one vote for each share of Series A Preferred Stock held by them.

  4.           Conversion.

(i)           Subject to the availability of a sufficient number of authorized but unissued shares of Common Stock to effect the conversion of shares of Series A Preferred Stock, each share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock that results from multiplying such share by the conversion rate for the Series A Preferred Stock that is in effect at the time of conversion (the “Conversion Rate”).

(ii)           The Conversion Rate for the Series A Preferred Stock shall be 480.63 shares of Common Stock for each share of Series A Preferred Stock.

(iii)           Subject to the availability of a sufficient number of authorized but unissued shares of Common Stock to effect the conversion of shares of Series A Preferred Stock, each share of Series A Preferred Stock may be converted into share(s) of Common Stock at the option of the holder thereof.

Series B Preferred Stock

  1.           Dividends and Distributions.     The holders of shares of Series B Preferred Stock will be entitled to participate with the holders of the Common Stock of the Corporation with respect to any dividends declared on the Common Stock in proportion to the number of shares of Common Stock issuable upon conversion of the shares of Series B Preferred Stock held by them.

  2.           Liquidation Preference.  In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, subject to the rights of the Series A Preferred Stock and any other series of Preferred Stock to be established by the Board of Directors of the Corporation (collectively, the “Senior Preferred Stock”), the holders of Series B Preferred Stock shall be entitled to receive, after any distribution with respect to the Senior Preferred Stock and prior to and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of the ownership thereof, $0.001 for each share of Series B Preferred Stock then outstanding.

  3.           Voting.  The holders of shares of Series B Preferred Stock shall have one vote for each share of Series B Preferred Stock held by them.

  4.           Conversion.

(i)           Subject to the availability of a sufficient number of authorized but unissued shares of Common Stock to effect the conversion of shares of Series B Preferred Stock, each share of Series B Preferred Stock shall be convertible into the number of shares of Common Stock that results from multiplying such share by the conversion rate for the Series B Preferred Stock that is in effect at the time of conversion (the “Conversion Rate”).

EXHIBIT A

(ii)           The Conversion Rate for the Series B Preferred Stock shall be 132.07 shares of Common Stock for each share of Series B Preferred Stock.

(iii)           Subject to the availability of a sufficient number of authorized but unissued shares of Common Stock to effect the conversion of shares of Series B Preferred Stock, each share of Series B Preferred Stock may be converted into share(s) of Common Stock at the option of the holder thereof.

C.   The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series is decreased in accordance with the foregoing sentence, the shares constituting such decrease will resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V.

For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A.

(1) The management of the business and the conduct of the affairs of the corporation will be vested in its Board of Directors. The number of directors that will constitute the whole Board of Directors will be fixed exclusively by one or more resolutions adopted by the Board of Directors.

(2) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the directors will be divided into three classes designated as Class I, Class II and Class III, respectively. Directors will be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class I directors will expire and Class I directors will be elected for a full term of three years. At the second annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class II directors will expire and Class II directors will be elected for a full term of three years. At the third annual meeting of stockholders following the adoption and filing of this Certificate of Incorporation, the term of office of the Class III directors will expire and Class III directors will be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. Notwithstanding the foregoing provisions of this Article, each director will serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors will shorten the term of any incumbent director.

(3) Subject to the rights of the holders of any series of Preferred Stock, no director will be removed without cause. Subject to any limitations imposed by law, the Board of Directors or any individual director may be removed from office at any time with cause by the affirmative vote of the holders of sixty-six and two thirds percent (66-2/3%) of the voting power of all the then-outstanding shares of voting stock of the corporation entitled to vote at an election of directors (the "Voting Stock").

EXHIBIT A

(4) Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors will, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships will be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor has been elected and qualified.

(5) In the event that Section 2115(a) of the California Corporations Code is applicable to this corporation, then the following will apply:

(a) Every stockholder entitled to vote in any election of directors of this corporation may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the stockholder's shares are otherwise entitled, or distribute the stockholder's votes on the same principle among as many candidates as such stockholder thinks fit;

(b) No stockholder, however, may cumulate such stockholder's votes for one or more candidates unless (A) the names of such candidates have been properly placed in nomination, in accordance with the Bylaws of the corporation, prior to the voting, (B) the stockholder has given advance notice to the corporation of the intention to cumulative votes pursuant to the Bylaws, and (C) the stockholder has given proper notice to the other stockholders at the meeting, prior to voting, of such stockholder's intention to cumulate such stockholder's votes; and

(6) If any stockholder has given proper notice, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. The candidates receiving the highest number of votes of the shares entitled to be voted for them up to the number of directors to be elected by such shares shall be declared elected.

B.

(1) Subject to paragraph (h) of Section 43 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of sixty-six and two thirds percent (66-2/3%) of the then outstanding shares of the Voting Stock. The Board of Directors will also have the power to adopt, amend, or repeal Bylaws.

(2) The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

(3) Following the filing with the Secretary of State of the State of Delaware of the Agreement and Plan of Merger effecting the merger between the corporation and SBE, Inc., a California corporation, no action will be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws.

(4) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (A) the Chairman of the Board of Directors, (B) the Chief Executive Officer, or (C) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) or (D) by the holders of the shares entitled to cast not less than sixty-six and two thirds percent (66-2/3%) of the votes at the meeting, and will be held at such place, on such date, and at such time as the Board of Directors fix therefor.

(5) Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation must be given in the manner provided in the Bylaws of the corporation.

EXHIBIT A
ARTICLE VI.

A.          A director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

B.          Any repeal or modification of this Article VI will be prospective and will not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VII.

A.          The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B.          Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of sixty-six and two thirds percent (66-2/3%) of the then outstanding shares of the Voting Stock, voting together as a single class, will be required to alter, amend or repeal Articles V, VI, and VII.

4.           This certificate is filed pursuant to Section 242 and 245 of Title 8 of the Delaware Code, as amended.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Amendment as of the ___ day of ____________, 2009.

Per Bystedt, CEO

David Brunton, Secretary and CFO

SPECIAL MEETING OF STOCKHOLDERS OF

NEONODE INC.

March 31, 2009

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at http://www.neonode.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00030003003000000000 5 032609

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH PROPOSAL.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE PRESENTED TO THE MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS, CONTINUATIONS OR RESCHEDULINGS THEREOF. The signer hereby revokes all proxies heretofore given by the signer to vote at the Special Meeting of NEONODE INC. and any adjournments, postponements, continuations or reschedulings thereof.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.